As filed with the Securities and Exchange Commission on July 9, 2007

Registration Statement No. 333-123228

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPARK NETWORKS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

20-8901733

(I.R.S. Employer Identification Number)

8383 Wilshire Boulevard, Suite 800

Beverly Hills, CA 90211

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Adam S. Berger

Chief Executive Officer

Spark Networks, Inc.

8383 Wilshire Boulevard, Suite 800

Beverly Hills, California 90211

Telephone: (323) 836-3000

Fax: (323) 836-3333

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

With copies to

Katherine J. Blair

Kirkpatrick & Lockhart Preston Gates Ellis LLP

10100 Santa Monica Boulevard, 7th Floor

Los Angeles, California 90067

Telephone: (310) 552-5000

Fax: (310) 552-5001

Approximate Date of Commencement of Proposed Sale to the Public:  Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

DEREGISTRATION OF SECURITIES

On April 12, 2007, Spark Networks plc, a corporation organized under the laws of England and Wales (the “Predecessor Registrant”), filed with the Securities and Exchange Commission (the “Commission”) a Post-Effective Amendment No. 3 to Form S-1 on a Registration Statement on Form S-3 (Registration No. 333-123228), relating to the Predecessor Registrant’s ordinary shares as represented by American Depositary Shares (“ADSs”). The Predecessor Registrant filed the registration statement to enable selling securityholders to resell their ordinary shares offered in the form of ADSs.

On July 9, 2007, the Predecessor Registrant completed a reorganization (the “Reorganization”) of its corporate structure through a scheme of arrangement pursuant to Section 425 of the Companies Act 1985 of the United Kingdom, resulting in the formation of a new holding parent company, Spark Networks, Inc. (the “Registrant” or “Spark”). Pursuant to the Reorganization, shares of common stock, par value $0.001 per share, of the Registrant were exchanged upon the cancellation of ordinary shares, each having a nominal value of £0.01, of the Predecessor Registrant. As a result, the Predecessor Registrant is now a wholly-owned subsidiary of the Registrant.

This Post-Effective Amendment No. 1 to the registration statement on Form S-3 (as amended, the “Registration Statement”) is being filed by the Registrant pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to Predecessor Registrant following the Reorganization. In accordance with Rule 414(d) under the Securities Act, the Registrant, as the successor to Predecessor Registrant, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Furthermore, the purpose of this Registration Statement is to deregister 29,993,853 shares of the Registrant constituting the remaining unsold and unissued securities under the Registration Statement pursuant to the Registrant’s undertaking under Item 512(a)(3) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused Post-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on July 9, 2007.

Spark Networks, Inc.

/s/ ADAM S. BERGER
Adam S. Berger Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, Post-Effective Amendment No. 1 to this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ ADAM S. BERGER Adam S. Berger	Chief Executive Officer (Principal Executive Officer)	July 9, 2007

/s/ MARK G. THOMPSON Mark G. Thompson	Chief Financial Officer (Principal Financial and Accounting Officer)	July 9, 2007

/s/ * David E. Siminoff	Chairman of the Board of Directors	July 9, 2007

/s/ * Michael A. Brown	Director	July 9, 2007

/s/ * Jonathan B. Bulkeley	Director	July 9, 2007

/s/ * Benjamin A. Derhy	Director	July 9, 2007

/s/ * Christopher S. Gaffney	Director	July 9, 2007

/s/ * Laura B. Lauder	Director	July 9, 2007

/s/ * Michael A. Kumin	Director	July 9, 2007

/s/ * Scott M. Sassa	Director	July 9, 2007

*By:	/s/ Adam S. Berger
Adam S. Berger Attorney-in-fact